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                                                                    Ex-(g)(iii)


                    AMENDMENT TO CUSTODIAN SERVICES AGREEMENT


         THIS AMENDMENT, dated as of August 21, 2001, by and between THE CHARLES SCHWAB FAMILY OF FUNDS (the "Fund") and PFPC Trust Company ("PFPC"), amends the Custodian Services Agreement by and between the parties dated April 8, 1991 (the "Agreement").

         WHEREAS, the Fund has appointed PFPC to act as the custodian of the Fund and to provide the custodian services set forth in the Agreement; and

         WHEREAS, the Fund and PFPC wish to amend the Agreement to clarify the use of sub-custodians with respect to domestic and foreign assets;

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and contained in the Agreement, the Fund and PFPC agree, as follows:

1. Section 14(c) of the Agreement shall be deleted and restated in its entirety as follows:

         (c)      Receipt of Securities.

                  (i) Segregation: PFPC shall hold all securities received by it for or for the account of each Portfolio in a separate account that segregates such securities from those of any other persons, firms or corporations. All such securities shall be held or disposed of only upon Written Instructions of the Fund or otherwise pursuant to the terms of this Agreement. PFPC shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or investment, except upon the express terms of this Agreement or upon Written Instructions, authorizing the transaction. In no case may any member of the Fund's Board of Trustees, or any officer, employee or agent of the Fund withdraw any securities.

                  (ii) Domestic Sub-Custodians: At PFPC's own expense, PFPC may retain any bank (as defined in Section 2(a)(5) of the 1940 Act and which
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                           meets the requirements of a custodian under Section
                           17(f) of the 1940 Act and the rules and regulations thereunder) to act as sub-custodian with respect to domestic assets of the Fund. Any such sub-custodian shall have an aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000) if it is a subsidiary or affiliate of PFPC, or at least twenty million dollars ($20,000,000) if such sub-custodian is not a subsidiary or affiliate of PFPC. In addition, any such sub-custodian must agree to comply with the relevant provisions of the 1940 Act and other applicable laws, rules and regulations.

                  (iii) Foreign Sub-Custodians: PFPC may at any time and from time to time enter into arrangements with sub-custodians with respect to services regarding foreign assets. Any such arrangement will be entered into only with prior notice to the Fund or as otherwise provided in the 1940 Act (e.g., pursuant to Rule 17f-5). In addition, any sub-custodian may engage an Eligible Foreign Custodian to act as sub-sub-custodian for purposes of holding the Fund's assets.

                  (iv) Responsibility for Domestic and Foreign Sub-Custodians: PFPC's selection and use of a domestic or foreign sub-custodian or any sub-sub-custodian shall not relieve PFPC of any of its duties under this Agreement, and PFPC shall be fully responsible for the actions or inactions of any such domestic or foreign sub-custodian or sub-sub-custodian to the same extent that PFPC would be liable to the Fund if such actions or inactions were its own hereunder.

2. All defined terms used herein shall have the meaning given in the Agreement as amended by this Amendment.

3. The name The Charles Schwab Family of Funds refers to The Charles Schwab Family of Funds and its Trustees, as Trustees but not individually or personally, acting under a Declaration of Trust dated May 9, 1995. The obligations of The Charles Schwab Family of Funds entered into in the name of or on behalf of a Portfolio of The Charles Schwab Family of Funds by any of the Trustees, representatives or agents are made not individually, but in such The Charles Schwab Family of Funds capacities. Such obligations are not binding upon any of the Trustees, shareholders or representatives of The Charles Schwab Family of Funds personally, but bind only the assets of The Charles Schwab Family of Funds belonging to
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such Portfolio for the enforcement of any claims against The Charles Schwab
Family of Funds.

         Transactions entered into by one or more Portfolios in The Charles Schwab Family of Funds are considered independent transactions and shall in no way affect transactions entered into by any other Portfolio(s). Any amount owed by The Charles Schwab Family of Funds with respect to any obligation arising out of the Agreement, as amended, shall be paid only out of the assets and property of the particular Portfolio(s) that entered into such transaction.

4. To the extent of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall be controlling. Except to the extent amended and supplemented hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first above written.

PFPC TRUST COMPANY                          THE CHARLES SCHWAB FAMILY
                                            OF FUNDS

By:      /s/ David E. Fritz                 By:      /s/ Tai-Chin Tung
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Name:    David E. Fritz                     Name:    Tai-Chin Tung
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Title:   Vice President                     Title:   Chief Financial Officer
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